Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105450, 333-84646 and 333-115402 on Form S-8 of our report dated March 11, 2005, relating to the financial statements of Asbury Automotive Group, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Asbury Automotive Group, Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

New York, New York

March 14, 2005